SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2006

STERLING EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Nevada	0-33239	88-0485488
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1600 Airport Freeway, Suite 370 Bedford, Texas 76022
(Address of Principal Executive Offices)(Zip Code)

817-358-0551
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    On August 31, 2006, Sterling Equity Holdings, Inc. (the "Company") entered into an Exchange Agreement (the "Exchange Agreement") with ITI Capital, Inc. ("ITI").

    Under the terms of the Exchange Agreement, the Company will acquire up to 100% of the issued and outstanding shares of ITI (the "Exchange"). As consideration for the shares of ITI, the Company will issue to the shareholders of ITI (1) 28,335,061 shares of common stock, representing 50% of the post-closing shares of the Company and (2) shares of preferred stock (the "Preferred Shares") convertible into shares of common stock based on the respective appraised values of ITI and the Company. The actual Preferred Shares to be issued will vary from 0 shares, if the appraised value of certain operations of ITI does not exceed the appraised value of the Company, to 28,335 shares, if the appraised value of the respective assets and operations of ITI equal or exceed two times the appraised value of the Company. Each Preferred Share will have a liquidation preference of $100 and will be convertible into 1,000 shares of common stock.

    The Exchange Agreement includes an earnout provision (the "Earnout") pursuant to which the Company may issue to the shareholders of ITI up to an additional 85,005 Preferred Shares, in annual installments of up to 17,001 shares, based on earnings before interest, taxes, depreciation and amortization ("EBITDA") as compared to certain minimum and target EBITDA amounts over a five year period.

    The Exchange Agreement provides that, at closing, the Company’s board of directors will be expanded to five persons with three new directors designated by ITI to be appointed as directors in addition to the Company’s current directors. Additionally, the Exchange Agreement provides that, at closing, Ron Bearden will be appointed as Chairman, President and Chief Executive Officer, Mac Vogelei will be appointed as Vice Chairman and Executive Vice President, as well as Vice President and Chief Operating Officer of ITI, and Thomas Mathew, the current President of the Company, will be appointed as Executive Vice President of the Company and as President of the Company’s current operating subsidiary, Sterling FBO Holdings. The Exchange Agreement further provides that each of Mr. Bearden, Vogelei and Mathew will enter into employment agreements with the Company.

    Closing of the Exchange is subject to satisfaction of numerous conditions, including, among others, acceptance of the Exchange by at least 80% of the shareholders of ITI, completion of appraisals of the Company and ITI reflecting a value of ITI not less than that of the Company, completion and delivery of audited financial statements of ITI, and the sale by ITI of, or execution of a definitive agreement by ITI to sell, its franchise rights to operate Papa Johns restaurants in China for not less than $1.3 million.

    ITI is engaged in international investment banking and advisory services focused on cross-border acquisitions, investments and mergers, including financial and business advisory services, direct investments, project and trade finance and equipment supply and finance. ITI’s operations are focused in Southeast Asia, in particular China where ITI management has over 20 years of experience advising clients in cross-borders transactions and operations.

    Ron Bearden, the President of ITI, serves as a director of the Company and previously served as President of the Company from 2002 through January 2004.

    The foregoing is qualified in its entirety by reference to the Exchange Agreement filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Exchange Agreement, dated as of August 31, 2006, between Sterling Equity Holdings, Inc. and ITI Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING EQUITY HOLDINGS, INC.

Date: September 1, 2006	By:	/s/ Thomas Mathew
Thomas Mathew
Chief Executive Officer